Prospectus Supplement	Filed Pursuant to Rule 424(b)(3)
(To the Prospectus dated February 12, 2024)	Registration No. 333-276851

Moleculin Biotech, Inc.

895,834 Shares of Common Stock
Issuable upon Exercise of Outstanding Warrants

This prospectus supplement updates, supersedes and amends certain information contained in the prospectus dated February 12, 2024 (the “Original Prospectus”) of Moleculin Biotech, Inc. (the “Company”), relating to the resale by the selling shareholders named therein of up to 895,834 shares of common stock, par value $0.001 per share (the “Common Stock”) issuable upon exercise of certain outstanding common stock purchase warrants issued to the selling stockholders (the “Existing Warrants”). The Existing Warrants had an original exercise price of $0.64 per share, which was subsequently adjusted to $9.60 per share as a result of the Company’s 1-for-15 reverse stock split effected at 11:59 P.M. (Eastern time) on March 21, 2024, and then, was amended to lower the exercise price to $2.23 per share (effective upon the Warrant Stockholder Approval (defined below)). The amendment to the Existing Warrants is described below under “The Offering and Amendments to Existing Warrants.”

This prospectus supplement should be read in conjunction with the Original Prospectus, and is qualified by reference to the Original Prospectus, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Original Prospectus, including any amendments or supplements thereto. We may amend or supplement the Original Prospectus from time to time by filing amendments or supplements as required. You should read the entire Original Prospectus and any amendments or supplements carefully before you make an investment decision.

Our common stock is listed on the NASDAQ Capital Market under the symbol “MBRX.” On August 16, 2024, the last sale price for our common stock as reported on the NASDAQ Capital Market was $2.44 per share. There is no established public trading market for the Existing Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the Existing Warrants on any national securities exchange.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” appearing on page 5 of the Original Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this prospectus and the documents we incorporate by reference, contain forward-looking statements within the meaning of the federal securities laws. You should not rely on forward-looking statements in this prospectus and the documents we incorporate by reference. Forward-looking statements typically are identified by use of terms such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” “may,” “will,” “should,” “estimate,” “predict,” “potential,” “continue,” and similar words, although some forward-looking statements are expressed differently. This prospectus and the documents we incorporate by reference, may also contain forward-looking statements attributed to third parties relating to their estimates regarding the markets we may enter in the future. All forward-looking statements address matters that involve risk and uncertainties, and there are many important risks, uncertainties and other factors that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus and the documents we incorporate by reference.

You should also carefully consider the statements under “Risk Factors” appearing on page 5 of the Original Prospectus and other sections of this prospectus, which address additional facts that could cause our actual results to differ from those set forth in the forward-looking statements. We caution investors not to place significant reliance on the forward-looking statements contained in this prospectus, and the documents we incorporate by reference. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

THE OFFERING AND AMENDMENTS TO EXISTING WARRANTS

This Prospectus Supplement is being filed to disclose the following:

On August 15, 2024, the Company entered into a warrant amendment agreement (the “Warrant Amendment”) pursuant to which the Company agreed to amend certain Existing Warrants, to have an exercise price of $2.23 per share that will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares upon exercise of the Existing Warrants (the “Warrant Stockholder Approval”) and will expire five years from the date of Warrant Stockholder Approval. If the Warrant Stockholder Approval is not received, on or before the one-year anniversary of the date of the Warrant Amendment, the Warrant Amendment will be null and void and the provisions of the Existing Warrants in effect prior to the date of the Warrant Amendment will remain in effect.

The date of this prospectus supplement is August 19, 2024